EXHIBIT 99.1

News Release

CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2337 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Record Earnings For First Quarter Of 2013

Sparta, Michigan - April 30, 2013 - ChoiceOne Financial Services, Inc. (OTCBB:COFS), parent company for ChoiceOne Bank, announced that ChoiceOne reported net income of $1,235,000 for the first quarter of 2013 compared to $1,015,000 in the same period last year. Earnings per share were $0.37 for the first quarter of 2013 compared to $0.31 for the first quarter in 2012.

"I am very pleased to report that ChoiceOne continued to have record earnings," said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "In addition to record earnings in the first quarter of 2013, we experienced growth in loans, deposits, and total assets. We are encouraged by our loan growth, as well as our slowly improving economy as it is helping to support this growth. Residential mortgage loan activity, in particular, was very good in the first quarter as we helped local borrowers either refinance their mortgages to reduce their monthly payment, or purchase a new home. We are pleased that our local deposit growth is funding loan growth and investments in our local communities."

The increase in net income in the first quarter of 2013 compared to the same quarter in 2012 was due to a lower provision for loan losses, which was partially offset by higher noninterest expense.

Net interest income of $4,427,000 in the first quarter of 2013 was $8,000 higher than in the same period in 2012. Average interest-earning assets were $8.0 million higher in the first quarter of 2013 than in the same quarter in 2012. The average balance of loans was $1.8 million lower, primarily due to reductions in commercial real estate loans during 2012. The average balance of securities was $14.9 million higher as securities were purchased to provide growth in earning assets. ChoiceOne's net interest spread was one basis point lower in the first quarter of 2013 compared to the first quarter of the prior year. The interest spread decrease was caused by reductions in rates earned on loans and securities that were greater than rate decreases on funding sources.

The provision for loan losses was $300,000 in the first quarter of 2013, compared to $825,000 in the first quarter of 2012. The lower provision in the first quarter of 2013 was due to lower net charge-offs experienced in the first quarter of 2013 than in the same period in the prior year. Net charge-offs were $271,000 in the first quarter of 2013, compared to $702,000 in the first quarter of 2012. ChoiceOne's allowance for loan losses remained unchanged from December 31, 2012 at 1.88% of total loans. Total nonperforming loans were $6.9 million as of March 31, 2013, compared to $6.8 million as of December 31, 2012. Of the total of $4.9 million of loans classified as troubled debt restructurings as of March 31, 2013, approximately $3.8 million were current as to payments and performing according to their new terms.

Noninterest income was $3,000 higher in the first quarter of 2013 than in the same period in 2012. Customer service charges were $58,000 higher in the first quarter of 2013 compared to the first quarter of 2012 as a result of growth in overdraft and debit card fee income. Gains on sales of loans grew $119,000 in the first quarter of 2013 compared to the same period in the prior year as mortgage refinancing activity continued to be stimulated by low interest rates for long-term fixed rate mortgage loans. Gains on sales of securities were $146,000 lower in the first quarter of 2013 than the same period in 2012 due to a lower level of sales activity. Net losses on sales of other assets were $103,000 lower in the first quarter of 2013 than in the first quarter of the prior year as a result of less write-downs of foreclosed properties. Earnings on life insurance policies were $138,000 lower in the first quarter of 2013 than in the same period in 2012 as a result of a death benefit received in the first quarter of 2012.

Noninterest expense increased $147,000 in the first quarter of 2013 compared to the first quarter of 2012. Salaries and benefits expense grew $147,000 in the first quarter of 2013 compared to the same period in 2012 as a result of higher salaries, incentive bonus accruals, commission expense from mortgage loan originations, and health insurance costs. Data processing expense increased $58,000 in the first quarter of 2013 compared to the first quarter of the prior year due to higher ATM and electronic banking expenses. Professional fees were $52,000 lower in the first quarter of 2013 than in the same quarter of 2012 as a result of lower legal fees related to nonperforming loans.

Total assets increased $1.5 million in the first quarter of 2013 and have grown $7.7 million in the twelve months ended March 31, 2013. Cash and cash equivalents decreased $1.3 million in the first quarter of 2013 and $7.9 million in the last twelve months due to the timing of deposit growth and purchases of securities. Securities declined $0.8 million in the first quarter of 2013 and grew $7.4 million in the last twelve months as deposit growth provided funds for securities purchases. Net loans grew $1.6 million in the first quarter of 2013 and $5.39 million in the twelve months ended March 31, 2013. Commercial and industrial loans and commercial real estate loans increased $4.4 million in the first quarter of 2013, while declines were experienced in agricultural loans, consumer loans, and residential mortgage loans. Total deposits grew $1.5 million in the first quarter of 2013 and have increased $12.8 million in the last twelve months. Interest-bearing demand deposits and savings deposits increased $16.0 million in the first quarter of 2013 while noninterest-bearing deposits and local certificates of deposit decreased $14.5 million.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates twelve full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is publicly traded and is available on the OTCBB under the symbol "COFS." For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	3/31/2013	12/31/2012	3/31/2012
Cash and Cash Equivalents	$17,746	$19,034	$25,666
Securities	137,439	138,242	130,084
Loans Held For Sale	3,403	1,874	837
Loans, Net of Allowance For Loan Losses	307,235	305,616	301,894
Premises and Equipment	12,253	12,121	11,908
Cash Surrender Value of Life Insurance Policies	10,045	9,970	9,736
Goodwill and Other Intangible Assets	15,340	15,452	15,788
Other Assets	6,928	6,604	6,772

Total Assets	$510,389	$508,913	$502,685

Noninterest-bearing Deposits	$95,618	$101,861	$80,301
Interest-bearing Demand Deposits	138,562	127,375	142,740
Savings Deposits	68,241	63,406	48,752
Local Certificates of Deposit	121,755	130,057	135,195
Nonlocal Certificates of Deposit	1,500	1,500	5,877
Borrowings	18,766	19,992	27,415
Other Liabilities	4,521	4,216	4,162

Total Liabilities	448,963	448,407	444,442

Shareholders' Equity	61,426	60,506	58,243

Total Liabilities and Shareholders' Equity	$510,389	$508,913	$502,685

Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2013	3/31/2012
Interest Income	$4,816	$5,175
Interest Expense	389	756

Net Interest Income	4,427	4,419
Provision for Loan Losses	300	825

Net Interest Income After Provision for Loan Losses	4,127	3,594

Noninterest Income	1,696	1,693
Noninterest Expense	4,162	4,015

Income Before Income Tax	1,661	1,272
Income Taxes	426	257

Net Income	$1,235	$1,015

Basic Earnings Per Share	$0.37	$0.31
Diluted Earnings Per Share	$0.37	$0.31

Performance Ratios
Return on Average Assets (Annualized)	0.98%	0.81%
Return on Average Equity (Annualized)	8.10%	6.97%
Net Interest Margin (Tax Equivalent) (1)	4.09%	4.15%
Efficiency Ratio	68.2%	67.6%
Net Loan Charge-offs	$271	$702
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)	0.35%	0.90%

(1)  The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles ("GAAP"), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.